UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2020

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

27th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 507-5710

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	STAF	NASDAQ

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2020, Staffing 360 Solutions, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”). Pursuant to the Underwriting Agreement, the Company agreed to sell 4,188,405 shares (the “Initial Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), to Wainwright at an offering price to the public of $0.60 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company granted Wainwright a 30-day option to purchase up to an additional 628,260 shares of Common Stock (the “Option Shares” and together with the Initial Shares, the “Shares”) at the same offering price to the public, less underwriting discounts and commissions. On December 28, 2020, Wainwright exercised its option in full to purchase such additional 628,260 shares of Common Stock. As a result, the Company expects to issue an aggregate of 4,816,665 shares of Common Stock under the Underwriting Agreement.

The Company expects to receive net proceeds from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $2.4 million. The Company intends to use approximately (i) 75% of the net proceeds from the offering to redeem a portion of the Company’s Second Amended and Restated 12% Senior Secured Note due September 30, 2020 and (ii) 25% of the net proceeds from the offering to redeem a portion of the Company’s Series E Convertible Preferred Stock.

The offering, including the shares to be issued and sold pursuant to the exercise of Wainwright’s option in full to purchase additional shares, is expected to close on December 29, 2020, subject to satisfaction of customary closing conditions.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.5% of the gross proceeds of the offering and a management fee equal to 1% of the gross proceeds of the offering, and reimburse Wainwright for a non-accountable expense allowance of $50,000, up to $100,000 in legal fees and up to $12,900 for clearing expenses. Additionally, as partial compensation for Wainwright’s services as underwriter in the offering, the Company has agreed to issue to Wainwright or its designees warrants to purchase 314,130 shares of Common Stock (or if Wainwright exercises its option to purchase additional shares of Common Stock in full, 361,250 shares of Common Stock), equal to 7.5% of the aggregate number of shares of Common Stock placed in the offering (the “Wainwright Warrants”). The Wainwright Warrants have a term of five (5) years from the commencement of sales under the offering and an exercise price of $0.75 per share (equal to 125% of the public offering price per share).

Neither the issuance of the Wainwright Warrants nor the shares of Common Stock issuable upon the exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”). The Wainwright Warrants and the Wainwright Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act, for transactions not involving a public offering.

The sale of the Shares will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-230503), including a prospectus contained therein dated April 11, 2019, as supplemented by a prospectus supplement, dated December 23, 2020, relating to the offering.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the terms and conditions of the Underwriting Agreement and the form of Wainwright Warrant are qualified in their entirety by reference to the full text of the Underwriting Agreement and the form of Wainwright Warrant, copies of which are attached hereto as Exhibits 1.1 and 4.1, respectively, and which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Wainwright Warrants and Wainwright Warrant Shares is incorporated herein by reference.

Item 8.01 Other Events.

On December 23, 2020, the Company issued press releases announcing the offering and the pricing of the offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 23, 2020, between Staffing 360 Solutions, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Wainwright Warrant

5.1	Opinion of Haynes and Boone, LLP

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

99.1	Press Release dated December 23, 2020 (announcing the offering)

99.2	Press Release dated December 23, 2020 (announcing pricing of the offering)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2020	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chairman and Chief Executive Officer